UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 14, 2016

CAREDX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36536	94-3316839
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

3260 Bayshore Boulevard

Brisbane, California 94005

(Address of principal executive offices)

(415) 287-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2016, the board of directors (the “Board”) of CareDx, Inc. (the “Company”) increased the size of the Board to seven, and elected Douglas Miller to serve as a member of the Board, effective as of July 14, 2016, to fill the newly created Board seat. Mr. Miller will serve as a Class II Director, which means his initial term expires at the annual meeting of stockholders to be held in 2019. In addition, Mr. Miller will serve on the audit committee of the Board as its chairman. The Company announced the appointment in a press release, which is filed as Exhibit 99.1 to this Current Report.

Mr. Miller has been a member of the board of directors of Telenav, Inc., a publicly held supplier of location-based platform services, since July 2015, and serves as a member of its audit committee and the compensation committee. Prior to that, from May 2013 to June 2015, Mr. Miller served as a member of the board of directors and as chairman of the audit committee of Procera Networks, a policy enforcement solutions company. Mr. Miller also served as the chief financial officer of Telenav, Inc. from May 2006 to June 2012, and helped lead the company’s May 2010 IPO. From July 2005 to May 2006, Mr. Miller served as vice president and chief financial officer of Longboard, Inc., a privately held provider of telecommunications software. From October 1998 to July 2005, Mr. Miller held various management positions, including senior vice president of finance and chief financial officer, at Synplicity, Inc., a publicly traded electronic design automation company, and helped lead the company’s IPO in 2000 before later being acquired by Synopsys, Inc. Prior to that time, Mr. Miller also served as chief financial officer of 3DLabs, Inc., a publicly held graphics semiconductor company, and as a partner at Ernst & Young LLP, a professional services organization. Mr. Miller is a certified public accountant (inactive). He holds a B.S.C. in Accounting from Santa Clara University.

In connection with his appointment to the Board and consistent with the Company’s outside director compensation policy, as amended (the “Policy”), Mr. Miller will be granted (i) a Nonstatutory Stock Option to purchase 30,000 shares of the Company’s Common Stock (the “NSO”) and (ii) 10,000 Restricted Stock Units (the “RSU Grant”). The shares subject to the NSO will vest over three years, in equal monthly installments, subject to Mr. Miller’s continued service on the Board on each applicable monthly vesting date. The RSU Grant will vest over three years in equal annual installments, subject to Mr. Miller’s continued service on the Board on each applicable annual vesting date. The NSO and the RSU Grant are subject to the terms and conditions of the Policy, which also provides for cash and additional equity compensation for his service on the Board and its committees.

The Policy also provides for further automatic grants of (i) an option to purchase 15,000 shares of the Company’s common stock (the “Annual Option Grant”) and (ii) 5,000 restricted stock units (the “Annual RSU Grant”), on the date of each annual meeting of stockholders. The Annual Option Grants will vest in equal monthly installments until the one year anniversary of the annual meeting of stockholders in which the Annual Option Grant was granted. The Annual RSU Grants will vest on the one year anniversary of the annual meeting of stockholders in which the Annual RSU Grant was granted.

Mr. Miller also executed the Company’s form of indemnification agreement, which form was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 3, 2014.

Item 8.01.	Other Events.

On July 14, 2016, upon the recommendation of the Company’s compensation committee, the Board approved an amendment to the Company’s Policy, effective as of July 1, 2016. Pursuant to the amendment, outside directors are entitled to receive an appointment award of (i) a Nonstatutory Stock Option to purchase 30,000 shares of the Company’s common stock and (ii) 10,000 Restricted Stock Units. Outside directors shall also be entitled to receive an annual award of (i) a Nonstatutory Stock Option to purchase 15,000 shares of the Company’s common stock and (ii) 5,000 restricted stock units on the date of each annual meeting of stockholders. Additionally, the chairman of the science & technology committee will receive an annual retainer of $10,000 and the members of the science & technology committee will receive an annual retainer of $5,000.

The foregoing description of the terms of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy, which is filed as Exhibit 10.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	CareDx, Inc. Outside Director Compensation Policy, as amended.

99.1	Press Release issued by CareDx, Inc. on July 15, 2016 announcing the appointment of Douglas Miller to its Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREDX, INC.

Date: July 19, 2016	By: /s/ Charles Constanti
Charles Constanti
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	CareDx, Inc. Outside Director Compensation Policy, as amended.

99.1	Press Release issued by CareDx, Inc. on July 15, 2016 announcing the appointment of Douglas Miller to its Board of Directors.